Exhibit 10.10.7

FIRST AMENDMENT
TO THE
VENTAS, INC. 2012 INCENTIVE PLAN

THIS FIRST AMENDMENT to the Ventas, Inc. 2012 Incentive Plan (effective as of January 1, 2013) (the “Plan”) was approved on February 9, 2017, by the Board of Directors of Ventas, Inc., a Delaware corporation, pursuant to the authority reserved to it under Section 12.3 of the Plan, to be effective as of January 1, 2017.

WITNESSETH THAT:

1.	Section 15.2 of the Plan is hereby deleted in its entirety and replaced with the following:

“15.2. Share Withholding. If the Company has a withholding obligation upon the grant or issuance of Shares or OP Units under the Plan, a Participant, subject to the discretion of the Committee, may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the withholding tax is to be determined equal to the amount required to be withheld (as determined by the Company with the Participant’s consent), so long as the withheld amount does not exceed the maximum statutory tax rates (including payroll or similar taxes as required by the applicable tax law) for the Participant in the applicable jurisdiction (e.g., federal, state and local).”

2.	Except to the extent hereby amended, the Plan shall remain in full force and effect.